Exhibit 21.1
Subsidiaries of First Interstate BancSystem, Inc.

State of Incorporation or
Subsidiary	Jurisdiction of Organization	Business Name

First Interstate Bank	Montana	First Interstate Bank

First Western Data, Inc.	South Dakota	First Western Data, Inc.

First Interstate Statutory Trust	Delaware	First Interstate Statutory Trust

FI Statutory Trust I	Connecticut	FI Statutory Trust I

FI Capital Trust II	Delaware	FI Capital Trust II

FI Statutory Trust III	Delaware	FI Statutory Trust III

FI Capital Trust IV	Delaware	FI Capital Trust IV

FI Statutory Trust V	Delaware	FI Statutory Trust V

FI Statutory Trust VI	Delaware	FI Statutory Trust VI

Commerce Financial, Inc.	Montana	Commerce Financial, Inc.

First Interstate Insurance Agency, Inc.	Montana	First Interstate Insurance Agency, Inc.

FIBCT, LLC	Montana	Crytech

FIB, LLC	Montana	FIB, LLC